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                                                                    Exhibit 3(a)


                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              AVATAR HOLDINGS INC.


         AVATAR HOLDINGS INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

FIRST: That at a meeting of the Board of Directors of AVATAR HOLDINGS INC. resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of said corporation subject to approval by stockholders. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that the first paragraph of Article FOURTH of the Restated Certificate of Incorporation of this Corporation is, subject to approval by stockholders, hereby amended and restated to read as follows:

                  FOURTH: The Corporation shall be authorized to issue two classes of stock to be designated, respectively, Common Stock and Preferred Stock; the total number of shares of all classes of stock which the Corporation shall have authority to issue shall be sixty million (60,000,000), of which the total number of authorized shares of Common Stock shall be fifty million (50,000,000) and the total number of shares of Preferred Stock shall be ten million (10,000,000); and the par value of each share of Common Stock shall be one dollar ($1.00) and the par value of each share of Preferred Stock shall be ten cents ($0.10). A statement of the voting powers and of the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of each class of stock is as follows:

SECOND: That thereafter, pursuant to resolution of its Board of Directors, at the annual meeting of the stockholders of said corporation, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.



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FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, said AVATAR HOLDINGS INC. has caused this certificate to be signed by Juanita I. Kerrigan, its Vice President and Secretary, this 25th day of May, 2000.


                                        AVATAR HOLDINGS INC.



                                        By: /s/ Juanita I. Kerrigan
                                            ------------------------------------
                                                Juanita I. Kerrigan
                                                Vice President and Secretary